QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4

Westpac Banking Corporation ABN 33 007 457 141
Group Secretariat Level 25, 60 Martin Place Sydney NSW 2000 Telephone: (02) 9216 0390 Facsimile: (02) 9226 6288 mmarchhart@westpac.com.au

8 May 2003

The Companies Announcements Platform
(Attention: Listing Officer)
Australian Stock Exchange Limited
20 Bridge Street
SYDNEY NSW 2000

Dear Sir

HALF YEAR DIVIDEND—BOOKS CLOSURE

        Pursuant to Listing Rule 3.20, we advise that the Board has determined to pay an interim ordinary dividend for the year ending 30 September 2003 of 38 cents per fully paid ordinary share in Australian currency and to pay such dividend on 4 July 2003 to holders of shares registered at 5.00pm on 12 June 2003 (5.00pm 11 June 2003 in New York) as a dividend franked to the extent of 100%.

        In order for transferees of ordinary shares to participate in the dividend referred to above, completed transfers must be received for registration by Computershare Investor Services Pty Ltd, 60 Carrington Street, Sydney, NSW 2000 (GPO Box 7045, Sydney, NSW 1115) by 5.00 pm on 12 June 2003.

Yours faithfully

Michelle Marchhart
Head of Group Secretariat

QuickLinks

  Exhibit 4
HALF YEAR DIVIDEND—BOOKS CLOSURE